Exhibit 99.1

[TECO ENERGY, INC. LOGO]

FOR IMMEDIATE RELEASE

TECO TRANSPORT COMMENCES COAL DELIVERIES TO TAMPA ELECTRIC

Tampa, Florida – September 7, 2005 – TECO Transport today announced that its river and ocean transportation business units have resumed deliveries of coal to its sister company, Tampa Electric. Utilizing floating cranes at an alternate location upriver, TECO Barge Line discharged 23,000 tons of coal from its vessels, and the coal was loaded on a TECO Ocean Shipping vessel, which is currently en route to Tampa Electric via the Gulf of Mexico. Delivery is expected on Sept. 9. Services for its other customers are also resuming as circumstances permit.

TECO Energy President and COO John Ramil said, “I am very proud of the resourcefulness of our TECO Transport team. Despite the challenges to the terminal business in the aftermath of Hurricane Katrina, they have not only begun the recovery process, they’ve begun to provide fuel transportation for Tampa Electric and services to other customers.”

At the time of Hurricane Katrina, Tampa Electric had approximately 30 days’ supply of coal at its power generation facilities in Florida. TECO Transport expects to continue to deliver coal to Tampa Electric on a regular basis from the alternate location until TECO Bulk Terminal resumes operations. The company will continue working toward a normal schedule as recovery progresses.

Water has receded from the TECO Bulk Terminal facility in Davant, Louisiana. The company anticipates being able to load products at the Davant location within 30-45 days, once damage assessment has been completed and repairs are underway. The assessment of the financial impact on TECO Transport’s results will not be complete until further inspections of terminal equipment are made and a definitive return-to-service schedule is developed.

As customers resume operations and product shipping, TECO Barge Line’s river operations continue their efforts to return to normal operations as quickly as possible. Salvage operations are underway, recovering barges scattered by Katrina. TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with regulated utility businesses, complemented by a family of unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and electric generation and distribution in Guatemala.

Note: This press release may be deemed to contain forward-looking statements relating to the impact of Hurricane Katrina, which are subject to the inherent uncertainties in forecasting the impact of such an event. Actual results may differ materially from those forecasted. Important factors that could impact actual results include the time needed for affected team members to safely return to work; the availability of the necessary outside resources to restore power to the terminal and otherwise return the terminal to full operations; and timing of shipments at other facilities that TECO Transport’s vessels may use in the Port of New Orleans.

Contact:	Ross Bannister (Media)	Mark Kane (Investors)
	813-228-4945	813-228-1772